Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of Laredo Petroleum, Inc. (“Laredo” or the “Company”), Sabalo Energy, LLC (“Sabalo Energy”), Sabalo Operating, LLC (“Sabalo Operating” and together with Sabalo Energy, “Sabalo”) and Shad Permian, LLC (“Shad”) and has been adjusted to reflect the following:

•	Laredo’s anticipated acquisition of substantially all of Sabalo’s key operating assets consisting of wellbore interests (the “Sabalo Acquisition”) for aggregate consideration of approximately $643.9 million, based on the closing price of a share of the Company’s common stock on May 10, 2021 (the preliminary valuation date), consisting of (i) $554.3 million of cash (the “Sabalo Unadjusted Cash Purchase Price”) and (ii) 2,225,930 unregistered shares of the Company’s common stock (the “Sabalo Unadjusted Equity Consideration”). The Sabalo Unadjusted Cash Purchase Price is subject to certain customary closing adjustments set forth in the Sabalo purchase agreement. The Sabalo Unadjusted Equity Consideration is subject to adjustment upon the occurrence of certain corporate events such as a stock dividend, split, reclassification, merger, consolidation, combination, or other transaction (as defined in the Sabalo purchase agreement).

•	Laredo’s anticipated acquisition of substantially all of Shad’s key operating assets consisting of wellbore interests (the “Shad Acquisition” and, together with the Sabalo Acquisition, the “Acquisitions”) for aggregate consideration of approximately $81.3 million, based on the closing price of a share of the Company’s common stock on May 10, 2021 (the preliminary valuation date), consisting of (i) $70.0 million of cash (the “Shad Unadjusted Cash Purchase Price”) and (ii) 281,034 unregistered shares of the Company’s common stock (the “Shad Unadjusted Equity Consideration”). The Shad Unadjusted Cash Purchase Price is subject to certain customary closing adjustments set forth in the Shad purchase agreement. The Shad Unadjusted Equity Consideration is subject to adjustment upon the occurrence of certain corporate events such as a stock dividend, split, reclassification, merger, consolidation, combination, or other transaction (as defined in the Shad purchase agreement).

•	Laredo’s anticipated sale of 37.5% of its working interest in certain oil and gas properties in Glasscock and Reagan Counties, Texas, to an unrelated third party for aggregate gross proceeds of $405.0 million, subject to certain customary closing adjustments plus potential cash-flow based earn-out payments over six years (the “Disposition”). The Disposition is effective at closing which is expected to occur in July 2021. Proceeds from the Disposition are anticipated to be used to fund the Acquisitions and related transaction costs.

•	Borrowings of approximately $220.0 million under Laredo’s Senior Secured Credit Facility which are anticipated to be used to fund the Acquisitions and related transaction costs (the “Borrowing”).

Certain of Sabalo’s and Shad’s historical amounts have been reclassified to conform to the financial statement presentation of Laredo. Additionally, adjustments have been made to Sabalo’s and Shad’s historical financial information to remove certain assets and liabilities retained by Sabalo and Shad, respectively. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Acquisitions, Disposition and Borrowing as if they had occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 both give effect to the Acquisitions, Disposition and Borrowing as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only to reflect the Acquisitions, Disposition and Borrowing and do not represent what Laredo’s results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project its results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial information is intended to provide information about the continuing impact of the Acquisitions, Disposition and Borrowing as if they had been consummated earlier. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The following unaudited pro forma condensed combined financial information should be read in conjunction with Laredo’s consolidated financial statements and the related notes thereto, which are included in Laredo’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2021, and Sabalo’s and Shad’s consolidated financial statements and the related notes thereto, which are included elsewhere in this filing.

Laredo Petroleum, Inc.

Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(unaudited)

	Historical			Transaction Accounting Adjustments

	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Reclassification & Elimination Adjustments		Disposition		Acquisitions and Borrowing		Pro Forma Combined
(in thousands)
Current assets:
Cash and cash equivalents	$44,262	$22,172	$-	$(22,172	)(a)	$394,583	(e)	$(624,341	)(i)	$16,421
								220,000	(m)
								(18,083	)(n)
Accounts receivable, net	67,704	25,411	-	(25,411	)(a)	-		-		67,704
Accounts receivable - Sabalo Energy, LLC	-	-	3,184	(3,184	)(a)	-		-		-
Derivatives	-	-	-	-		1,020	(h)	-		1,020
Other current assets	26,123	2,104	268	(231	)(a)	-		-		28,264
Total current assets	138,089	49,687	3,452	(50,998)		395,603		(422,424)		113,409

Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	7,953,141	-	-	845,534	(b)	(2,564,324	)(f)	196,155	(i)	6,128,499
								(302,007	)(j)
Unevaluated properties not being depleted	60,260	-	-	9,265	(b)	-		1,255	(i)	70,355
								(425	)(j)
Less accumulated depletion and impairment	(6,852,688)	-	-	(302,432	)(c)	2,217,264	(f)	302,432	(j)	(4,635,424)

Oil and natural gas properties, net	1,160,713	-	-	552,367		(347,060)		197,410		1,563,430
Midstream service assets, net	111,083	-	-	-		-		-		111,083
Other fixed assets, net	31,576	-	-	1,287	(d)	-		-		32,863
Property and equipment, net	1,303,372	-	-	553,654		(347,060)		197,410		1,707,376
Oil and gas properties - successful efforts method, net	-	477,177	75,190	(552,367	)(b),(c)	-		-		-
Property, plant and equipment, net	-	1,287	-	(1,287	)(d)	-		-		-
Operating lease right-of-use assets	14,955	-	-	-		-		-		14,955
Derivatives	-	-	-	-		22,989	(h)	-		22,989
Other noncurrent assets, net	18,487	-	-	-		-		1,449	(n)	19,936
Total assets	$1,474,903	$528,151	$78,642	$(50,998)		$71,532		$(223,565)		$1,878,665

Current liabilities:
Accounts payable and accrued liabilities	$49,065	$19,405	$-	$(19,405	)(a)	$-		$-		$49,065
Accrued capital expenditures	27,924	-	-	-		-		-		27,924
Accounts payable - Sabalo Energy, LLC	-	-	764	(764	)(a)	-		-		-
Undistributed revenue and royalties	32,018	15,409	-	(11,104	)(a)	-		-		36,323
Derivatives	128,394	11,520	-	(11,520	)(a)	-		-		128,394
Operating lease liabilities	11,263	-	-	-		-		-		11,263
Other current liabilities	43,579	409	-	(409	)(a)	-		-		43,579
Total current liabilities	292,243	46,743	764	(43,202)		-		-		296,548
Long-term debt, net	1,145,374	146,746	-	(146,746	)(a)	-		220,000	(m)	1,365,374
Derivatives	29,821	8,742	-	(8,742	)(a)	-		-		29,821
Asset retirement obligations	66,280	7,129	145	-		(14,493	)(f)	(279	)(i)	58,782
Operating lease liabilities	6,459	-	-	-		-		-		6,459
Other noncurrent liabilities	3,294	-	-	-		-		-		3,294
Accounts payable - related party	-	28,229	-	(28,229	)(a)	-		-		-
Total liabilities	1,543,471	237,589	909	(226,919)		(14,493)		219,721		1,760,278

Stockholders’ equity:
Preferred Stock	-	-	-	-		-		-		-
Common stock	129	-	-	-		-		25	(k)	154
Additional paid-in capital	2,426,769	-	-	-		-		100,905	(k)	2,527,674
Accumulated deficit	(2,495,466)	-	-	-		86,025	(g)	-		(2,409,441)
Members' equity	-	290,562	77,733	175,921	(a)	-		(544,216	)(l)	-
Total stockholders’ equity	(68,568)	290,562	77,733	175,921		86,025		(443,286)		118,387
Total liabilities and equity	$1,474,903	$528,151	$78,642	$(50,998)		$71,532		$(223,565)		$1,878,665

Laredo Petroleum, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021

(unaudited)

	Historical			Transaction Accounting Adjustments
	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Elimination Adjustments	Disposition	Acquisitions and Borrowing		Pro Forma Combined
(in thousands)				(a)	(b)
Revenues:
Oil sales	$127,701	$30,671	$7,121	$-	$(29,882)	$-		$135,611
NGL sales	41,678	984	244	-	(13,415)	-		29,491
Natural gas sales	33,078	855	188	-	(10,728)	-		23,393
Midstream service revenues	1,296	-	-	-	-	-		1,296
Sales of purchased oil	46,477	-	-	-	-	-		46,477
Total revenues	250,230	32,510	7,553	-	(54,025)	-		236,268

Costs and expenses:
Lease operating expenses	18,918	8,443	1,808	-	(5,583)	-		23,586
Production and ad valorem taxes	13,283	1,496	360	-	(3,891)	-		11,248
Transportation and marketing expenses	12,127	-	-	-	-	-		12,127
Midstream service expenses	858	-	-	-	-	-		858
Costs of purchased oil	49,916	-	-	-	-	-		49,916
General and administrative	13,073	1,462	4	-	-	-		14,539
Depletion, depreciation and amortization	38,109	8,511	2,162	-	(8,627)	12,432	(c)	52,587
Other operating expenses	1,143	84	2	-	(659)	398	(c)	968
Total costs and expenses	147,427	19,996	4,336	-	(18,760)	12,830		165,829

Operating income (loss)	102,803	12,514	3,217	-	(35,265)	(12,830)		70,439

Non-operating income (expense):
Loss on derivatives, net	(154,365)	(19,517)	-	-	-	-		(173,882)
Interest expense	(25,946)	(1,810)	-	1,810	-	(1,444	)(d)	(27,390)
Loss on disposal of assets, net	(72)	-	-	-	-	-		(72)
Other income, net	1,379	277	-	(277)	-	-		1,379
Total non-operating income (expense), net	(179,004)	(21,050)	-	1,533	-	(1,444)		(199,965)
Income (loss) before income taxes	(76,201)	(8,536)	3,217	1,533	(35,265)	(14,274)		(129,526)

Income tax benefit:
Current	-	-	-	-	-	-		-
Deferred	762	-	-	-	-	-		762
Total income tax benefit	762	-	-	-	-	-		762
Net income (loss)	$(75,439)	$(8,536)	$3,217	$1,533	$(35,265)	$(14,274)		$(128,764)

Net income (loss) per common share:
Basic	$(6.33)							$(8.93)
Diluted	$(6.33)							$(8.93)

Weighted average common shares outstanding:
Basic	11,918					2,507	(e)	14,425
Diluted	11,918					2,507	(e)	14,425

Laredo Petroleum, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(unaudited)

	Historical			Transaction Accounting Adjustments

	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Elimination Adjustments	Disposition	Acquisitions and Borrowing		Pro Forma Combined
(in thousands)				(a)	(b)
Revenues:
Oil sales	$367,792	$110,063	$24,752	$-	$(119,060)	$-		$383,547
NGL sales	78,246	2,177	644	-	(28,268)	-		52,799
Natural gas sales	50,317	1,013	90	-	(18,679)	-		32,741
Midstream service revenues	8,249	-	-	-	-	-		8,249
Sales of purchased oil	172,588	-	-	-	-	-		172,588
Total revenues	677,192	113,253	25,486	-	(166,007)	-		649,924

Costs and expenses:
Lease operating expenses	82,020	40,110	11,261	-	(23,367)	-		110,024
Production and ad valorem taxes	33,050	5,393	1,231	-	(12,058)	-		27,616
Transportation and marketing expenses	49,927	-	-	-	-	-		49,927
Midstream service expenses	3,762	-	-	-	-	-		3,762
Costs of purchased oil	194,862	-	-	-	-	-		194,862
General and administrative	50,534	5,367	-	-	-	-		55,901
Organizational restructuring expenses	4,200	-	-	-	-	-		4,200
Depletion, depreciation and amortization	217,101	80,164	19,997	-	(66,196)	(16,887	)(c)	234,179
Impairment expense	899,039	425	-	-	(292,252)	(539,745	)(d)	67,467
Other operating expenses	4,430	328	7	-	(2,551)	1,511	(c)	3,725
Total costs and expenses	1,538,925	131,787	32,496	-	(396,424)	(555,121)		751,663

Gain on sale of oil and natural gas properties	-	-	-	-	86,025	-		86,025

Operating income (loss)	(861,733)	(18,534)	(7,010)	-	316,442	555,121		(15,714)

Non-operating income (expense):
Provision for uncollectible receivables	-	(11)	-	11	-	-		-
Gain on derivatives, net	80,114	20,932	-	-	-	-		101,046
Interest expense	(105,009)	(7,381)	-	7,381	-	(5,775	)(e)	(110,784)
Interest income	-	10	-	(10)	-	-		-
Gain on extinguishment of debt, net	8,989	-	-	-	-	-		8,989
Loss on disposal of assets, net	(963)	(4)	-	4	-	-		(963)
Write-off of debt issuance costs	(1,103)	-	-	-	-	-		(1,103)
Other income, net	1,586	(19)	-	19	-	-		1,586
Total non-operating income (expense), net	(16,386)	13,527	-	7,405	-	(5,775)		(1,229)

Income (loss) before income taxes	(878,119)	(5,007)	(7,010)	7,405	316,442	549,346		(16,943)

Income tax benefit (expense):
Current	-	(2)	(265)	-	-	-		(267)
Deferred	3,946	-	-	-	-	-		3,946
Total income tax benefit (expense)	3,946	(2)	(265)	-	-	-		3,679
Net income (loss)	$(874,173)	$(5,009)	$(7,275)	$7,405	$316,442	$549,346		$(13,264)

Net income (loss) per common share:
Basic	$(74.92)							$(0.94)
Diluted	$(74.92)							$(0.94)

Weighted average common shares outstanding:
Basic	11,668					2,507	(f)	14,175
Diluted	11,668					2,507	(f)	14,175

Laredo Petroleum, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1. Unaudited Pro Forma Condensed Combined Balance Sheet

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

Reclassification & Elimination Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 to reclassify certain of Sabalo’s and Shad’s historical amounts to conform to the historical presentation of Laredo and to eliminate certain assets and liabilities retained by Sabalo and Shad:

a)	Represents the elimination of certain assets and liabilities retained by Sabalo and Shad.
b)	Represents a reclassification of $665.1 million and $9.3 million from Sabalo’s oil and natural gas properties under the successful efforts method of accounting to evaluated and unevaluated properties under the full cost method of accounting, respectively, and a reclassification of $180.4 million from Shad’s oil and natural gas properties under the successful efforts method of accounting to evaluated properties under the full cost method of accounting.
c)	Represents a reclassification of $197.2 million and $105.2 million from Sabalo’s and Shad’s accumulated depreciation, depletion, amortization and impairment under the successful efforts method of accounting, respectively, to accumulated depletion and impairment under the full cost method of accounting.
d)	Represents a reclassification of Sabalo’s $1.3 million of property, plant and equipment, net to other fixed assets, net.

Disposition

Effective at closing, the operations and cash flows of the 37.5% working interest in certain oil and natural gas properties included in the Disposition will be eliminated from the ongoing operations of the Company. The Company will continue to own a partial working interest in the properties and will operate the properties. The Company expects to record a gain on the Disposition pursuant to the rules governing full cost accounting as the Disposition represents more than 25% of the Company’s pre-acquisition reserves. For the purposes of calculating the gain, total capitalized costs will be allocated between reserves sold and reserves retained.

The following adjustments have been made to the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 to reflect the Disposition:

e)	Represents cash proceeds of $405.0 million less transaction costs of $10.4 million related to the Disposition.
f)	Represents the elimination of the carrying value of the disposed assets and the asset retirement obligation attributable to the disposed assets.
g)	Represents a net gain on the Disposition.
h)	Reflects the fair value of contingent consideration that provides the Company with the right to receive up to a maximum of $93.7 million in additional cash contingent consideration for the Divestiture if certain cash flow targets related to divested oil and natural gas property operations are met. The contingent consideration is made up of quarterly payments through June 2027 totaling up to $38.7 million and a potential balloon payment of $55.0 million in June 2027. The Company has preliminarily concluded that the contingent consideration should be accounted for as a derivative instrument, with all gains and losses as a result of changes in the fair value of the contingent consideration derivative recognized in earnings in the period in which the changes occur.

Laredo Petroleum, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Transaction Accounting Adjustments

The Acquisitions will be accounted for as a single transaction because they were entered into at the same time and in contemplation of one another and form a single transaction designed to achieve an overall economic effect. The Acquisitions will be accounted for as an asset acquisition as substantially all of the gross assets acquired are concentrated in a group of similar identifiable assets. The consideration paid will be allocated to the individual assets acquired and liabilities assumed based on their relative fair values. All transaction costs associated with the Acquisitions will be capitalized. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2021 using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operation may materially differ from the pro forma amounts included herein. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisitions.

Based on the closing price of Laredo’s common stock on May 10, 2021, the preliminary value of Laredo’s equity consideration to be transferred to Sabalo and Shad was approximately $89.6 million and $11.3 million, respectively, on such date. The final value of the equity consideration will be determined based on the fixed number of Laredo shares to be issued and the closing price of Laredo’s common stock on the closing date of the Acquisitions. A hypothetical 10% increase or decrease in the closing price of Laredo’s common stock, as compared to the May 10, 2021 closing price of $40.26 per share, would increase or decrease the purchase price paid to Sabalo and Shad by approximately $9.0 million and $1.1 million, respectively, assuming all other factors are held constant.

For income tax purposes, the Acquisitions will be treated as an asset purchase such that the tax bases in the assets and liabilities will generally reflect the allocated fair value at closing. Therefore, the Company does not anticipate a material tax consequence for deferred income taxes related to the Acquisitions.

The following adjustments have been made to the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 to reflect the Acquisitions and Borrowing:

i)	Represents the allocation of the estimated fair value of consideration transferred of $624.3 million of cash, $100.9 million of common stock (based on the closing price of Laredo’s common stock as of May 10, 2021) and $16.6 million of transaction costs to the assets acquired and liabilities assumed in the following allocation adjustments:
•	$624.3 million in cash consideration related to the Acquisitions,
•	$197.4 million increase in Sabalo’s and Shad’s book basis of property, plant and equipment to reflect them at allocated value, and
•	$0.3 million decrease in historical asset retirement obligations to reflect them at fair value.
j)	Reflects the elimination of Sabalo’s and Shad’s historical accumulated depreciation and impairment balances against gross properties and equipment.
k)	Reflects the estimated increase in Laredo’s common stock and additional paid-in capital resulting from the issuance of Laredo shares to Sabalo and Shad.
l)	Reflects the elimination of Sabalo’s and Shad’s historical equity balances.
m)	Represents $220.0 million of borrowings on Laredo’s Senior Secured Credit Facility to complete the Acquisitions based on cash and cash equivalents as of March 31, 2021. Borrowings under the Company’s revolving credit facility will be decreased or increased if it has more or less cash and cash equivalents at the time of closing.
n)	Reflects $18.1 million for the following estimated fees:
•	$1.5 million comprised of debt issuance costs for underwriting, banking and, legal fees associated with an amendment to the Senior Secured Credit Facility to permit the Acquisitions and the Disposition; and
•	$16.6 million of advisory, legal, and other fees associated with the Acquisitions.

Laredo Petroleum, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 2. Unaudited Pro Forma Condensed Combined Statements of Operations

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021

The following adjustments have been made to the accompanying unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 to reflect the Acquisitions, Disposition and Borrowing:

a)	Represents adjustments to eliminate the effects of assets and liabilities retained by Sabalo and not associated with the oil and natural gas properties acquired.
b)	Represents adjustments to the Company’s historical consolidated statement of operations to remove the effects of the Disposition.
c)	Reflects adjustment to depreciation, depletion and amortization expense resulting from the change in basis of property, plant and equipment acquired and an increase in accretion of asset retirement obligations.
d)	Reflects interest expense at the current rate of 2.625% as of May 10, 2021 in respect of the Borrowing. Actual interest expense may be higher or lower depending on fluctuations in interest rates and other market conditions. A one-eighth percent increase or decrease in the interest rate would not have had a material impact on interest expense for the three months ended March 31, 2021. Estimated amortization of debt issuance costs related to the Borrowing are not considered material and have not been included.
e)	Reflects 2.5 million shares of Laredo common stock issued to Sabalo and Shad as a portion of the consideration for the Acquisitions.

Laredo has not reflected any estimated tax impact related to the Acquisition, Disposition or Borrowing in the accompanying unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 because it does not anticipate the impact to be material due to the Company’s net operating loss carryforwards. The Company’s effective tax rate is not meaningful and is expected to remain under 1% due to the full valuation allowance against the Company’s federal and Oklahoma net deferred tax assets.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

The following adjustments have been made to the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 to reflect the Acquisitions, Disposition and Borrowing:

a)	Represents adjustments to eliminate the effects of assets and liabilities retained by Sabalo and not associated with the oil and natural gas properties acquired.
b)	Represents adjustments to the Company’s historical consolidated statement of operations to remove the effects of the Disposition and recognize an estimated nonrecurring gain of $86.0 million, net of transaction costs, associated with the Disposition.
c)	Reflects adjustment to depreciation, depletion and amortization expense resulting from the change in basis of property, plant and equipment acquired and an increase in accretion of asset retirement obligations.
d)	Reflects adjustment to impairment expense resulting from the application of the quarterly ceiling test pursuant to the rules governing full cost accounting and due to the change from Sabalo’s and Shad’s historical accounting under successful efforts to conform to Laredo’s presentation under full cost. The quarterly ceiling test takes into account the change in basis of the oil and gas properties acquired and reserves and historical prices determined using SEC guidelines at the time of each historical quarterly ceiling test.
e)	Reflects interest expense at the current rate of 2.625% as of May 10, 2021 in respect of the Borrowing. Actual interest expense may be higher or lower depending on fluctuations in interest rates and other market conditions. A one-eighth percent increase or decrease in the interest rate would not have had a material impact on interest expense for the year ended December 31, 2020. Estimated amortization of debt issuance costs related to the Borrowing are not considered material and have not been included.
f)	Reflects 2.5 million shares of Laredo common stock issued to Sabalo and Shad as a portion of the consideration for the Acquisitions.

Laredo Petroleum, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Laredo has not reflected any estimated tax impact related to the Acquisition, Disposition or Borrowing in the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 because it does not anticipate the impact to be material due to the Company’s net operating loss carryforwards. The Company’s effective tax rate is not meaningful and is expected to remain under 1% due to the full valuation allowance against the Company’s federal and Oklahoma net deferred tax assets.

Note 3. Supplemental Pro Forma Oil and Gas Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil and natural gas reserves as of December 31, 2020 for Laredo, Sabalo and Shad, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2020. The pro forma reserve information set forth below gives effect to the Acquisitions and Disposition as if they had been completed on January 1, 2020.

Laredo Petroleum, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

	Crude Oil
	(Thousand of barrels)
	Historical
	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Disposition	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance as of January 1, 2020	78,639	36,647	3,841	(21,837)	97,290
Revisions of previous estimates	(10,517)	(7,876)	(163)	1,691	(16,865)
Extensions, discoveries and other additions	4,282	32,495	-	-	36,777
Acquisitions of reserves in place	5,182	-	-	-	5,182
Production	(9,827)	(2,618)	(630)	3,410	(9,665)
Balance as of December 31, 2020	67,759	58,648	3,048	(16,736)	112,719

Proved developed reserves:
Balance as of January 1, 2020	52,711	20,006	3,841	(21,837)	54,721
Balance as of December 31, 2020	51,751	15,388	3,048	(16,736)	53,451

Proved undeveloped reserves:
Balance as of January 1, 2020	25,928	16,641	-	-	42,569
Balance as of December 31, 2020	16,008	43,260	-	-	59,268

	Natural Gas
	(Millions of cubic feet)
	Historical
	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Disposition	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance as of January 1, 2020	675,237	31,009	5,041	(238,772)	472,515
Revisions of previous estimates	34,376	(9,052)	(2,087)	(19,211)	4,026
Extensions, discoveries and other additions	10,772	29,989	-	-	40,761
Acquisitions of reserves in place	6,948	-	-	-	6,948
Production	(70,049)	(1,803)	(547)	25,710	(46,689)
Balance as of December 31, 2020	657,284	50,143	2,407	(232,273)	477,561

Proved developed reserves:
Balance as of January 1, 2020	600,334	18,388	5,041	(238,772)	384,991
Balance as of December 31, 2020	633,503	9,894	2,407	(232,273)	413,531

Proved undeveloped reserves:
Balance as of January 1, 2020	74,903	12,621	-	-	87,524
Balance as of December 31, 2020	23,781	40,249	-	-	64,030

	Natural Gas Liquids
	(Thousand of barrels)
	Historical
	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Disposition	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance as of January 1, 2020	102,198	7,711	1,243	(36,137)	75,015
Revisions of previous estimates	6,218	(1,932)	(488)	(2,713)	1,085
Extensions, discoveries and other additions	1,811	8,174	-	-	9,985
Acquisitions of reserves in place	1,310	-	-	-	1,310
Production	(10,615)	(288)	(99)	3,856	(7,146)
Balance as of December 31, 2020	100,922	13,665	656	(34,994)	80,249

Proved developed reserves:
Balance as of January 1, 2020	90,861	4,599	1,243	(36,137)	60,566
Balance as of December 31, 2020	96,251	2,695	656	(34,994)	64,608

Proved undeveloped reserves:
Balance as of January 1, 2020	11,337	3,112	-	-	14,449
Balance as of December 31, 2020	4,671	10,970	-	-	15,641

	Total Equivalent Reserves
	(Thousands barrels of oil equivalent)
	Historical
	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Disposition	Pro Forma Combined
Proved developed and undeveloped reserves:
Balance as of January 1, 2020	293,377	49,527	5,925	(97,771)	251,058
Revisions of previous estimates	1,430	(11,317)	(999)	(4,223)	(15,109)
Extensions and discoveries	7,888	45,667	-	-	53,555
Purchases of minerals in place	7,650	-	-	-	7,650
Production	(32,117)	(3,207)	(820)	11,551	(24,593)
Balance as of December 31, 2020	278,228	80,670	4,106	(90,443)	272,561

Proved developed reserves:
Balance as of January 1, 2020	243,628	27,670	5,925	(97,771)	179,452
Balance as of December 31, 2020	253,586	19,732	4,106	(90,443)	186,981

Proved undeveloped reserves:
Balance as of January 1, 2020	49,749	21,857	-	-	71,606
Balance as of December 31, 2020	24,642	60,938	-	-	85,580

Laredo Petroleum, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2020 is as follows:

	Historical
	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Disposition	Pro Forma Combined
Future cash inflows	$3,824,104	$2,524,116	$130,147	$(1,074,768)	$5,403,599
Future production costs	(1,740,537)	(1,018,511)	(67,317)	520,449	(2,305,916)
Future development costs	(351,568)	(772,141)	(4,245)	23,056	(1,104,898)
Future income tax expenses	(20,076)	(13,252)	(683)	5,643	(28,368)
Future net cash flows	1,711,923	720,212	57,902	(525,620)	1,964,417
10% annual discount for estimated timing of cash flows	(697,069)	(405,261)	(19,931)	214,824	(907,437)
Standardized measure of discounted future net cash flows	$1,014,854	$314,951	$37,971	$(310,796)	$1,056,980

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2020 are as follows:

	Historical
	Laredo - As Reported	Sabalo - As Reported	Shad - As Reported	Disposition	Pro Forma Combined
Standardized measure of discounted future net cash flows, beginning of year	$1,662,261	$534,506	$76,370	$(578,597)	$1,694,540
Changes in the year resulting from:
Net change in prices and production costs	(770,885)	(201,330)	(17,075)	246,213	(743,077)
Changes in estimated future development costs	64,146	20,624	(221)	(1,164)	83,385
Sales, less production costs	(331,358)	(67,750)	(12,994)	130,583	(281,519)
Extensions, discoveries and other additions	60,004	102,442	-	-	162,446
Acquisitions of reserves in place	14,208	-	-	-	14,208
Revisions of previous quantity estimates	199	(140,084)	(13,499)	(11,408)	(164,792)
Previously estimated development costs incurred during the period	186,261	15,453	576	(40,054)	162,236
Net change in income taxes	(1,205)	(1,775)	312	(1,449)	(4,117)
Accretion of discount	167,227	54,060	7,709	(58,319)	170,677
Timing differences and other	(36,004)	(1,195)	(3,207)	3,399	(37,007)
Balance at December 31, 2020	$1,014,854	$314,951	$37,971	$(310,796)	$1,056,980